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Exhibit (a)(1)(i)

Offer to Purchase for Cash
by
GSI Technology, Inc.
of
Up to $25,000,000 of Shares of Its Common Stock
at a Purchase Price Not Greater than $6.70 per Share
nor Less than $6.50 per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 6, 2014, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE "EXPIRATION TIME").

        GSI Technology, Inc., a Delaware corporation (the "Company," "GSI," "we," or "us"), invites its stockholders to tender shares of its common stock, par value $0.001 per share (the "Shares"), for purchase by GSI at a price not greater than $6.70 per Share nor less than $6.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this offer to purchase (this "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal") (together, this Offer to Purchase and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the "Offer").

        We are offering to purchase Shares in the Offer up to an aggregate purchase price of $25 million. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $6.70 per Share nor less than $6.50 per Share, that will allow us to purchase Shares having an aggregate purchase price of $25 million, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the "Final Purchase Price"). All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate purchase price in excess of $25 million are properly tendered and not properly withdrawn.

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  At the maximum Final Purchase Price of $6.70 per Share, we could purchase 3,731,343 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of the issued and outstanding Shares as of June 30, 2014.

  •
  At the minimum Final Purchase Price of $6.50 per Share, we could purchase 3,846,153 Shares if the Offer is fully subscribed, which would represent approximately 14.0% of the issued and outstanding Shares as of June 30, 2014.

  •
  If, based on the Final Purchase Price, Shares having an aggregate purchase price of less than $25 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price payable for Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the aggregate purchase price payable for Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

        The Shares are listed and traded on The NASDAQ Global Select Market under the symbol "GSIT." On July 8, 2014, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $5.80 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

        Our board of directors (the "Board of Directors") has approved the Offer. However, neither we nor any member of our Board of Directors, Needham & Company, LLC, the dealer manager for the Offer (the "Dealer Manager"), MacKenzie Partners, Inc., the information agent for the Offer (the "Information Agent"), or Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. In addition, we are not aware of any of our affiliates that intend to tender any Shares in the Offer. See Section 11.

        Neither the SEC, any state securities commission nor any other regulatory body has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

        Questions and requests for assistance, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery described in Section 3 or other Offer documents described herein, you should contact the Information Agent, who will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Needham & Company

July 9, 2014

 IMPORTANT

        If you want to tender all or a portion of your Shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on Wednesday, August 6, 2014 (unless the Offer is extended):

  •
  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you.

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  If you hold certificates registered in your own name or hold Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

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  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3.

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  If you are a holder of vested options to purchase Shares, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Time, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Time, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered At Price Determined Under The Offer." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $6.50 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $6.50 per Share. The last reported sale price of the Shares on The NASDAQ Global Select Market on July 8, 2014, the last full trading day prior to commencement of the Offer, was $5.80 per Share.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction within the United States where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

        We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely on any recommendation, or any such representation or information, as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

        The issuer of the Shares, GSI Technology, Inc., a Delaware corporation, is offering to purchase the Shares. See Section 1.

What is GSI offering to purchase?

        We are offering to purchase Shares up to an aggregate purchase price of $25 million. See Section 1.

What is the purpose of the Offer?

        We believe that the Offer is a prudent use of our financial resources given our business profile and assets, the current market price of the Shares and our current and anticipated cash requirements. The Board of Directors believes that the Offer is an effective way to return capital to our stockholders. In addition, because the purchase of Shares pursuant to the Offer will reduce the number of outstanding Shares, the Offer will be accretive to any future earnings per share that we may record, although there can be no assurance of such earnings. Following completion or termination of the Offer, we may make additional repurchases of Shares, either in the open market, through public or privately-negotiated transactions, in additional tender offers, or otherwise, which additional purchases may be on the same terms or terms that are more favorable or less favorable to stockholders than the terms of the Offer.

        Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing Shares, including in the open market or through a fixed price tender offer for the Shares, recent trends in the market regarding modified "Dutch auction" tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our Shares, of the stock of comparable public companies and of related market indices.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism for the Company to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary. Furthermore, "odd lot holders" who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

How many Shares will GSI purchase in the Offer?

        We will purchase Shares in the Offer up to an aggregate purchase price of $25 million or a lower aggregate purchase price depending on the number of Shares properly tendered and not properly withdrawn.

  •
  At the maximum Final Purchase Price of $6.70 per Share, we could purchase 3,731,343 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of the issued and outstanding Shares as of June 30, 2014.

  •
  At the minimum Final Purchase Price of $6.50 per Share, we could purchase 3,846,153 Shares if the Offer is fully subscribed, which would represent approximately 14.0% of the issued and outstanding Shares as of June 30, 2014.

  •
  If, based on the Final Purchase Price, Shares having an aggregate purchase price of less than $25 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        If, based on the Final Purchase Price, Shares having an aggregate purchase price of more than $25 million are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis, except for "odd lots" (of less than 100 Shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7.

        In accordance with the rules of the SEC, we may increase the aggregate purchase price payable for Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a modified "Dutch auction," which allows you to select the price (in increments of $0.10), within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $6.50 to $6.70 per Share. We will select the lowest purchase price, not greater than $6.70 per Share nor less than $6.50 per Share, that will allow us to purchase Shares having an aggregate purchase price of $25 million, based on the number of Shares properly tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares properly tendered and not properly withdrawn from the Offer at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

        If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section captioned "Shares Tendered At Price Determined Under The Offer" in the section of the Letter of Transmittal captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered," indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $6.50 per Share. The last reported sale price of the Shares on The NASDAQ Global Select Market on July 8, 2014, the last full trading day prior to commencement of the Offer, was $5.80 per Share.

        If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1, Section 3 and Section 5.

How will GSI pay for the Shares?

        The maximum aggregate purchase price of Shares purchased in the Offer will be $25 million. We expect the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $425,000. We will use cash on hand or other cash resources that are readily available to us to purchase Shares in the Offer and to pay all related fees and expenses. The Offer is not subject to any financing condition. See Section 9.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires. The Offer will expire on Wednesday, August 6, 2014, at 5:00 P.M., New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer and we urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion in accordance with applicable law. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if GSI extends the Offer or amends the terms of the Offer?

        If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including:

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  no legal action shall have been threatened, pending or taken that could reasonably be expected to adversely affect the Offer;

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  no legislation amending the Internal Revenue Code of 1986, as amended (the "Code"), shall have passed either the United States House of Representatives or the Senate or otherwise be pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

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  no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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  no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on July 8, 2014, the last trading day prior to commencement of the Offer, shall have occurred;

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  no commencement of a war, armed hostilities or other similar national or international calamity, including, without limitation, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after July 8, 2014, nor shall any material escalation of any war or armed hostilities which had commenced prior to July 8, 2014 have occurred;

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  no changes in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares shall have occurred;

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  no person shall have proposed, announced or made a tender or exchange offer for the Shares (other than the Offer), or a merger, business combination or other similar transaction involving us;

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  no person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the SEC on or before July 8, 2014) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding Shares;

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  no person (including a group) that has publicly disclosed in a filing with the SEC on or before July 8, 2014 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Shares;

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  no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities;

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  no material adverse change in our business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred during the Offer; and

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  we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares, there will be a reasonable likelihood that the Shares will be delisted from The NASDAQ Global Select Market.

        For a more detailed discussion of these and other conditions of the Offer, please see Section 7.

Following the Offer, will the Company continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from The NASDAQ Global Select Market or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Shares to be delisted from The NASDAQ Global Select Market. See Section 6.

How do I tender my Shares?

        If you want to tender all or a portion of your Shares, you must do one of the following before 5:00 P.M., New York City time, on Wednesday, August 6, 2014, or any later time and date to which the Offer may be extended:

  •
  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you.

  •
  If you hold certificates registered in your own name or hold Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates, if applicable, for your

    Shares and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase.

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3.

  •
  If you are a holder of vested options to purchase Shares, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Time, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Time, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction within the United States where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw any Shares you have tendered at any time before 5:00 P.M., New York City time, on Wednesday, August 6, 2014, unless we extend the Offer, in which case you may withdraw your Shares until the Expiration Time, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 5:00 P.M., New York City time, on Thursday, September 4, 2014. See Section 4.

How do I withdraw Shares I previously tendered?

        To properly withdraw Shares previously tendered, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will you purchase the tendered Shares?

        We will purchase Shares on the following basis:

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  first, we will purchase all Shares properly tendered at or below the Final Purchase Price by any odd lot holder (holders of "odd lots" of less than 100 Shares);

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  second, after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and

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  third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What does the Board of Directors think of the Offer?

        Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will GSI's directors, executive officers and affiliates tender Shares in the Offer?

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market or other transactions at prices that may or may not be more favorable than the Final Purchase Price. We are not aware of any of our affiliates that intend to tender any Shares in the Offer. See Sections 10 and 11.

If I decide not to tender, how will the Offer affect my Shares?

        Stockholders who decide not to tender their Shares will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will GSI continue as a public company?

        Yes. We believe that the Shares will continue to be authorized for trading on The NASDAQ Global Select Market and that we will continue to be subject to the reporting requirements of the Exchange Act. See Section 2.

When and how will GSI pay me for the Shares I tender?

        We will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Time. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly thereafter. The

Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

        If you are a holder of vested options to purchase Shares, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See the Introduction and Section 3.

What is the recent market price of my Shares?

        On July 8, 2014, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on The NASDAQ Global Select Market was $5.80 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs will apply. See Section 3 and Section 15.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. Non-U.S. Holders (as defined in Section 13) may be subject to income or withholding taxes upon the disposition of Shares pursuant to the Offer. The Depositary intends to withhold at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on all payments to Non-U.S. Holders. Non-U.S. Holders may be eligible for a refund of amounts withheld to the extent consideration received is in respect of a sale or exchange of Shares or is otherwise not subject to withholding tax. Please see Section 13 for a more detailed summary of the tax treatment of the Offer to U.S. and Non-U.S. Holders. As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase, and therefore, will be relevant to a stockholder's decision whether to tender Shares. Accordingly, all stockholders are urged to consult their tax advisors regarding the United States federal income tax consequences of participating in the Offer.

Whom should I contact with questions about the Offer?

        The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc. and the Dealer Manager is Needham & Company, LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains certain "forward-looking statements" within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical fact. Words such as "anticipates," "estimates," "expects," "projects," "forecasts," "intends," "plans," "will," "believes" and words and terms of similar substance, as they relate to us are used to identify forward looking statements. These forward-looking statements are based on our management's current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

        Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in "Item 1A—Risk Factors" in our Annual Report on Form 10-K for the year ended March 31, 2014, and in our subsequent periodic and current reports. In addition, we are a fabless semiconductor company that develops and markets high performance memory products in a highly competitive, rapidly changing and technology- and end-user-driven industry. This industry is affected by evolving industry standards, particularly in the networking and telecommunications markets, technological changes, developments in manufacturing process technologies, economic, strategic, political and social conditions, changes in competitive developments or end-user requirements and the ability of industry participants to protect their intellectual property rights. Our actual results could differ materially from management's expectations because of changes in such factors, as well as, among other things:

  •
  our ability to complete the Offer;

  •
  the price at which we ultimately determine to purchase Shares in the Offer and the number of Shares properly tendered in the Offer;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

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  fluctuations in the market price of our Shares;

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  changes in our plans, strategies and intentions;

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  changes in market valuations associated with our cash flows and operating results;

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  the impact of significant acquisitions, dispositions and other similar transactions;

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  our ability to attract and retain key employees;

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  market adoption of our products;

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  changes in financial estimates or recommendations by securities analysts;

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  asset impairments;

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  decreased liquidity in the capital markets; and

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  political, social and economic environment in the United States and in Taiwan, where much of the manufacturing and testing of the Company's products is conducted.

 RISKS TO NON-TENDERING STOCKHOLDERS

        The Offer presents potential risks and disadvantages to the Company and our continuing stockholders. In addition to the risk factors disclosed in our Annual Report on Form 10-K, which we incorporate into this Offer to Purchase by reference, you should consider the following risks before deciding whether to tender your Shares in this Offer.

Our directors and officers do not intend to tender any Shares owned by them in the Offer, and as a result, their ownership percentage will likely increase if the Offer is completed.

        Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer. Thus, the Offer, if completed, will likely increase the relative voting power of our directors and executive officers.

After the completion of the Offer, our common stock will have a smaller public float, which could result in reduced liquidity for our common stock and greater volatility in the market price of our common stock.

        As of June 30, 2014, approximately 21,669,079 Shares were held by non-affiliated stockholders. Assuming the Offer is fully subscribed, depending on the Final Purchase Price, we will have between approximately 23,653,479 Shares and 23,768,289 Shares outstanding after the purchase of Shares tendered in the Offer. Historically, the common stock of a company with a smaller public float has been less liquid than the common stock of a company with broader public ownership, and the trading prices for the common stock of a company with a smaller public float may be more volatile than generally may be the case for more widely held common stock. Among other things, a decrease in the trading volume of the Shares may have a greater impact on the trading price of the Shares than would be the case if our public float were larger. We cannot predict the prices at which the Shares will trade in the future. We may in the future make additional repurchases of Shares, either in the open market, through public or privately-negotiated transactions, in additional tender offers, or otherwise, which additional repurchases would further reduce the public float.

Future sales of Shares not purchased by us in this Offer may be made on terms more or less favorable than the Offer.

        Stockholders who do not tender their Shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of our common stock. As a result, if we complete the Offer, those stockholders will likely realize a proportionate increase in their relative equity interest in the Company. Stockholders may be able to sell non-tendered Shares in the future in the open market, or otherwise, at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell Shares in the future.

        We may in the future make additional repurchases of Shares, either in the open market, through public or privately-negotiated transactions, in additional tender offers, or otherwise. Any such additional repurchases may be on the same terms or on terms that are more favorable or less favorable to stockholders than the terms of the Offer. However, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until the expiration of at least ten business days after the expiration or earlier termination of the Offer.

 INTRODUCTION

To the holders of our common stock:

        We invite our stockholders to tender shares of our common stock, par value $0.001 per share, for purchase by us at a price not greater than $6.70 per Share nor less than $6.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer.

        We are offering to purchase Shares in the Offer up to an aggregate purchase price of $25 million. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $6.70 per Share nor less than $6.50 per Share, that will allow us to purchase Shares having an aggregate purchase price of $25 million, or a lower aggregate purchase price depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the Final Purchase Price. We will acquire all Shares properly tendered and not properly withdrawn from the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

        We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration (if Shares having an aggregate purchase price greater than the aggregate purchase price we seek are properly tendered and not properly withdrawn) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price. If, based on the Final Purchase Price, Shares having an aggregate purchase price of less than $25 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly after the Expiration Time. See Section 1.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price payable for Shares sought in the Offer. We may increase the aggregate purchase price of Shares sought in the Offer to an amount greater than $25 million, subject to applicable law. See Section 1.

        If you are a holder of vested options to purchase Shares, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

        The Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer.

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. In addition, we are not aware of any of our affiliates that intend to tender any Shares in the Offer. See Section 11.

        We will pay all fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

        As of June 30, 2014, we had 27,499,632 issued and outstanding Shares. As of that date, there were, in the aggregate, 8,586,400 Shares available for grant or award under our equity compensation plans. We also had 6,172,535 Shares subject to outstanding options under the plans, of which options to purchase 4,085,844 Shares were vested and exercisable at that date.

  •
  At the maximum Final Purchase Price of $6.70 per Share, we could purchase 3,731,343 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of the issued and outstanding Shares as of June 30, 2014.

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  At the minimum Final Purchase Price of $6.50 per Share, we could purchase 3,846,153 Shares if the Offer is fully subscribed, which would represent approximately 14.0% of the issued and outstanding Shares as of June 30, 2014.

        The Shares are listed and traded on The NASDAQ Global Select Market under the symbol "GSIT." On July 8, 2014, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $5.80 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

        Our principal executive offices are located at 1213 Elko Drive, Sunnyvale, California, 94089, and our telephone number is (408) 331-8800.

 THE OFFER

1.     Number of Shares; Proration.

        Upon the terms and subject to the conditions of the Offer, we will purchase Shares up to an aggregate purchase price of $25 million, or a lower aggregate purchase price depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, at a price not greater than $6.70 per Share nor less than $6.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We refer to such purchase price as the Final Purchase Price. If, based on the Final Purchase Price, Shares having an aggregate purchase price of less than $25 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        The term "Expiration Time" means 5:00 P.M., New York City time, on Wednesday, August 6, 2014, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either:

  (1)
  specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $6.50), or

  (2)
  specify the price or prices, not greater than $6.70 per Share nor less than $6.50 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in increments of $0.10.

        Promptly following the Expiration Time, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $6.70 per Share nor less than $6.50 per Share, that will allow us to purchase Shares having an aggregate purchase price of $25 million, or a lower aggregate purchase price depending on the number of Shares properly tendered and not properly withdrawn. All Shares tendered in the Offer and accepted for purchase by us will be purchased at the Final Purchase Price.

        If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $6.50 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $6.50 per Share. The last reported sale price of the Shares on The NASDAQ Global Select Market on July 8, 2014, the last full trading day prior to commencement of the Offer, was $5.80 per Share.

        We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Time. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate purchase price of more than $25 million are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Time.

        By following the instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions of their Shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price payable for Shares sought in the Offer. We may increase the aggregate purchase price of Shares sought in the Offer to an amount greater than $25 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the aggregate purchase price payable for Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

        In the event that the Offer is oversubscribed, as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration, except for odd lots. The withdrawal rights also expire at the Expiration Time.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

        Priority of Purchases.    On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate purchase price in excess of $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, we will purchase properly tendered Shares on the basis set forth below:

  •
  first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:

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  tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

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  completes the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

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  second, after the purchase of all of the Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered at or below the Final Purchase Price and not properly withdrawn on a pro rata basis (excluding Shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional Shares; and

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  third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their Shares to be purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though such Shares were tendered at prices at or below the Final Purchase Price.

        As noted above, we may elect to purchase Shares having an aggregate purchase price of more than $25 million in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater amount.

        Odd Lots.    For purposes of the Offer, the term "odd lots" means all Shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares, which we refer to as an "odd lot holder," and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any odd lot holder wishing to tender all of such odd lot holder's Shares pursuant to the Offer should complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price (excluding Shares subject to conditional tenders for which the condition was not initially satisfied). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the odd lot priority described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor, if any, or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Time. The preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, stockholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, will be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    The Board of Directors believes that the Offer is a prudent use of our financial resources and expresses our confidence in the Company's business, our market position and the long-term potential of GSI and the industry in which it participates. The Board of Directors believes that the Offer is an effective way to return capital to our stockholders. In addition, because the purchase of Shares pursuant to the Offer will reduce the number of outstanding Shares, the Offer will be accretive to any future earnings per share that we may record, although there can be no assurance of such earnings.

        In addition, the Board of Directors believes that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1.

        In considering the Offer, the Board of Directors took into account the expected financial impact of the Offer, and concluded that the Offer is a prudent use of our financial resources given our business profile and assets, the current market price of the Shares and our current and anticipated cash requirements. The Board of Directors considered various additional factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing Shares, including in the open market or through a fixed price tender offer for the Shares, recent trends in the market regarding modified "Dutch auction" tender offers, trends in the equity market generally, stockholder input, and historical trading performance of our Shares, of the stock of comparable public companies and of related market indices.

        Following the completion or termination of the Offer, we may in the future make additional repurchases of Shares, either in the open market, through public or privately-negotiated transactions, in additional tender offers, or otherwise, which additional repurchases may be on the same terms or on terms that are more favorable or less favorable to stockholders than the terms of the Offer. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

        Our directors and executive officers do not intend to tender their Shares in the Offer. In addition, we are not aware of any of our affiliates that intend to tender any Shares in the Offer. See Section 11.

        Certain Effects of the Offer.    Stockholders who decide not to tender their Shares will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on The NASDAQ Global Select Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

        We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of The NASDAQ Global Select Market, we do not believe that our purchase of Shares in the Offer will cause our remaining outstanding Shares to be delisted from The NASDAQ Global Select Market.

        The Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer.

        Shares we acquire pursuant to the Offer will be cancelled and therefore will not be outstanding and will have the status of authorized but unissued shares following the completion of the Offer.

        Except as disclosed in this Offer to Purchase or in documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that is material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present dividend policy, our indebtedness or capitalization;

  •
  any change in our present Board of Directors or management, including, without limitation, any plans or proposals to change the number or the term of our directors (although we may fill current or future vacancies on the Board of Directors) or to change any material term of employment of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities becoming delisted from The NASDAQ Global Select Market or ceasing to be authorized to be quoted on The NASDAQ Global Select Market;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares granted to certain employees (including officers) and directors of the Company; or

  •
  any changes in our charter or bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of the Company.

        Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the value or market price of the Shares resulting from such potential future events. However, there can be no assurance that we will decide to undertake any such event in the future.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For Shares to be tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Wednesday, August 6, 2014 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

        In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedure described below.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (1) checking the box in the section entitled "Shares Tendered At Price Determined Under The Offer" or (2) checking one of the boxes in the section captioned "Shares Tendered At Price Determined By Stockholder," indicating the price at which Shares are being tendered.

        Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section captioned "Shares Tendered At Price Determined Under The Offer" in the Letter of Transmittal under the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered." Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $6.50 per Share. If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the appropriate box in the section captioned "Shares Tendered At Price Determined By Stockholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their Shares must complete the section captioned "Odd Lots" in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

        Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section captioned "Conditional Tender" in the Letter of Transmittal. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

  •
  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed the section captioned "Special Issuance Instructions" in the Letter of Transmittal; or

  •
  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a Medallion Program approved by the Securities Transfer Agents Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  either of:

  •
  certificates for the Shares, or

  •
  a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described below; and

  •
  either of:

  •
  a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or

  •
  an Agent's Message in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and the Shares to which such documents relate will not be deemed to be properly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the Shares may still be tendered if all of the following conditions are met:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiration Time; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Global Select Market trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Procedures for Stock Options.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be timely tendered by their holders in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased in the Offer or are properly withdrawn before the Expiration Time, or if less than all Shares evidenced by a stockholder's certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt of any Shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, subject to any order or decision by a court or an arbitrator of competent jurisdiction, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Time, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person's own account unless at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of that period) that person so tendering has a "net long position," within the meaning of Exchange Act Rule 14e-4, in:

  (1)
  the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered those Shares for the purpose of tendering to GSI within the period specified in the Offer, or

  (2)
  other securities issued by GSI that are immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of the tender, will acquire the Shares by conversion, exchange or exercise of those Equivalent Securities to the extent required by the terms of the

    Offer and will deliver or cause to be delivered the Shares so acquired for the purpose of tendering to GSI within the period specified in the Offer.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that:

  (1)
  the stockholder has a "net long position," within the meaning of Exchange Act Rule 14e-4, in the Shares or Equivalent Securities at least equal to the Shares being tendered; and

  (2)
  the tender of Shares complies with Exchange Act Rule 14e-4.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

        Lost, Destroyed or Stolen Certificates.    Stockholders whose certificates for all or any portion of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the Depositary and transfer agent for the Shares, at one of its addresses set forth on the back cover of this Offer to Purchase or at the toll free number (800) 962-4284 for instructions to obtain a replacement certificate. To tender such Shares in the Offer, the replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and any Shares to which they relate will not be deemed to be properly tendered.

        Backup Withholding.    Under the United States federal income tax laws, payments to a tendering stockholder may be subject to "backup withholding" at the applicable statutory rate (currently 28%), unless a tendering stockholder:

  •
  provides a correct taxpayer identification number (which, for an individual stockholder, is generally the stockholder's social security number) and any other required information; or

  •
  is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

        A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). To prevent backup withholding on cash payable under the Offer, each stockholder should provide the Depositary with the stockholder's correct taxpayer identification number and certify that the stockholder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or at www.irs.gov, in order to avoid backup withholding. See Section 13 and Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        United States Federal Withholding Tax on Payments to Non-U.S. Holders.    Non-U.S. Holders (as defined in Section 13) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 13, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder's facts and circumstances. The Depositary generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI or W-8BEN-E certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States). A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of Shares pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 13 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time and, unless we have accepted tendered Shares for payment in the Offer, may also be withdrawn at any time after 5:00 P.M., New York City time, on Thursday, September 4, 2014.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, and, subject to any order or decision by a court or an arbitrator of competent jurisdiction, our determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will:

  •
  determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and

  •
  accept for payment and pay for (and thereby purchase) Shares having an aggregate purchase price of $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the aggregate purchase price payable for Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        On the terms and subject to the conditions of the Offer, promptly after the Expiration Time, we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.     Conditional Tender of Shares.

        Subject to the exception for odd lot holders, in the event that the Offer is oversubscribed, Shares tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her financial or tax advisor with respect to the advisability of making a conditional tender.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, Shares having an aggregate purchase price of more than $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned to the tendering stockholder at our expense promptly after the Expiration Time. After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.

        If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase Shares having an aggregate purchase price of $25 million (or such greater aggregate purchase price as we may elect, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible to have their Shares purchased by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares in the Offer, and so indicated by checking the appropriate box in the Letter of Transmittal.

7.     Conditions of the Offer.

        The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if any time on or after the commencement of the Offer and prior to the Expiration Time any of the following events have occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (excluding any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

  •
  there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

  •
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer, seeks to obtain any material damages or otherwise relates in any manner to the Offer; or

  •
  in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

  •
  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

    •
    make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

    •
    delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

    •
    materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole;

  •
  there has been any legislation amending the Code, that has passed either the United States House of Representatives or the Senate or otherwise is pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

  •
  a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies, in each case measured from the close of trading on July 8, 2014, the last trading day prior to commencement of the Offer;

  •
  the commencement of a war, armed hostilities or other similar national or international calamity, including, without limitation, an act of terrorism, directly or indirectly involving the United States, on or after July 8, 2014;

  •
  any material escalation of any war or armed hostilities that had commenced prior to July 8, 2014;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares; or

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed; or

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 8, 2014);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 8, 2014, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any change or changes have occurred in our or our subsidiaries' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or the benefits of the Offer to us, including our ability to efficiently return capital to our stockholders;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that, as a result of the consummation of the Offer and the purchase of the Shares, there will be a reasonable likelihood that the Shares will be delisted from The NASDAQ Global Select Market.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (excluding any action or inaction by us), and may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. However, once the Offer has expired, all of the conditions of the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Subject to any order or decision by a court or an arbitrator of competent jurisdiction, any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.     Price Range of Shares; Dividends.

        The Shares are listed and traded on The NASDAQ Global Select Market under the trading symbol "GSIT." The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on The NASDAQ Global Select Market.

	High	Low
Fiscal Year Ended March 31, 2013
First Quarter	$4.92	$4.04
Second Quarter	5.49	4.40
Third Quarter	6.42	4.47
Fourth Quarter	6.91	6.02
Fiscal Year Ended March 31, 2014
First Quarter	$6.85	$5.53
Second Quarter	7.24	5.95
Third Quarter	7.40	6.25
Fourth Quarter	7.25	6.36
Fiscal Year Ending March 31, 2015
First Quarter	$7.14	$5.41
Second Quarter (through July 8, 2014)	6.14	5.80

        We have never declared or paid cash dividends on the Shares. We currently intend to follow a policy of retaining earnings to finance the growth and development of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, the capital requirements of our business, any covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our Board of Directors deems relevant.

        On July 8, 2014, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on The NASDAQ Global Select Market was $5.80 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9.     Source and Amount of Funds.

        Assuming that the Offer is fully subscribed, the aggregate purchase price of Shares purchased in the Offer will be $25 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $425,000. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using our cash on hand or other cash resources that are readily available to us. The Offer is not conditioned upon the receipt of financing.

10.   Certain Information Concerning the Company.

        Our Business.    We develop and market high performance memory products, including "Very Fast" static random access memory, or SRAM, and low latency dynamic random access memory, or LLDRAM, that are incorporated primarily in high-performance networking and telecommunications equipment, such as routers, switches, wide area network infrastructure equipment, wireless base stations and network access equipment. In addition, we serve the ongoing needs of the military, industrial, test equipment and medical markets for high-performance SRAMs. Based on the performance characteristics of our products and the breadth of our product portfolio, we consider ourselves to be a leading provider of Very Fast SRAMs.

        We sell our products to leading original equipment manufacturer, or OEM, customers including Alcatel-Lucent, Cisco Systems and Huawei Technologies. We utilize a fabless business model, which allows us both to focus our resources on research and development, product design and marketing, and to gain access to advanced process technologies with only modest capital investment and fixed costs.

        We were incorporated in California in 1995 under the name Giga Semiconductor, Inc. We changed our name to GSI Technology in December 2003 and reincorporated in Delaware in June 2004 under the name GSI Technology, Inc. Our principal executive offices are located at 1213 Elko Drive, Sunnyvale, California, 94089, and our telephone number is (408) 331-8800.

        Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), which includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents (excluding any information that was furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 10-K for year ended March 31, 2014	June 11, 2014
Definitive Proxy Statement on Schedule 14A	July 19, 2013
Current Report on Form 8-K	May 30, 2014 (Item 5.02)

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or in a subsequently filed document so incorporated by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's website at the address described above. Documents incorporated by reference, including any exhibits to those documents, are available from us without charge at our principal executive office located at 1213 Elko Drive, Sunnyvale, California, 94089. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.gsitechnology.com. Our website and the information posted on it or connected to it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of June 30, 2014, we had 27,499,632 issued and outstanding Shares. We are offering to purchase Shares up to an aggregate purchase price of $25 million. At the maximum Final Purchase Price of $6.70 per Share, we could purchase 3,731,343 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of the issued and outstanding Shares as of June 30, 2014. At the minimum Final Purchase Price of $6.50 per Share, we could purchase 3,846,153 Shares if the Offer is fully subscribed, which would represent approximately 14.0% of the issued and outstanding Shares as of June 30, 2014.

        As of June 30, 2014, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 5,830,553 Shares (which number includes 1,603,040 Shares subject to options that are exercisable or will vest, as applicable, within 60 days after June 30, 2014) or approximately 20.0% of the total outstanding Shares (which number includes the Shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable or will vest within 60 days after June 30, 2014). Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer (including Shares they are deemed to beneficially own). If we complete the Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market or other transactions at prices that may or may not be more favorable than the Final Purchase Price. We are not aware of any of our affiliates that intend to tender any Shares in the Offer.

        The following table sets forth, as of June 30, 2014, certain information with respect to the beneficial ownership of Shares by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding Shares, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Principal Stockholders:
Raging Capital Master Fund, Ltd.(4)	3,064,746	11.1%
c/o Ogier Fiduciary Services (Cayman) Limited
89 Nexus Way
Camana Bay, Grand Cayman KY 1-9007
Jing Rong Tang(5)	2,082,801	7.6
c/o HolyStone Enterprises Co., Ltd.
1FL No. 62, Sec 2 Huang Shan Road
Taipei, Taiwan, R.O.C
Ching-Ho Cheng(6)	1,551,684	5.6
4F, No. 130, Sec. 3, Nanjing E. Road
Taipei 104, Taiwan, R.O.C.
Royce & Associates, LLC(7)	1,494,137	5.4
745 Fifth Avenue
New York, NY 10151
Ameroc Corp.(8)	1,437,601	5.2
1FL, No. 62, Sec 2, Huang Shan Road
Taipei, Taiwan R.O.C.
Directors and Executive Officers:
Lee-Lean Shu(9)	2,473,364	8.8
Haydn Hsieh(10)	45,000	*
Ruey L. Lu(11)	40,000	*
Arthur O. Whipple(12)	56,000	*
Robert Yau(13)	1,274,586	4.6
Didier Lasserre(14)	368,553	1.3
Douglas Schirle(15)	188,750	*
Bor-Tay Wu(16)	1,076,250	3.9
Ping Wu(17)	308,050	1.1
All executive officers and directors as a group (9 persons)(18)	5,830,553	20.0

*
Less than 1.0%

(1)
The address for those individuals and entities not otherwise indicated is 1213 Elko Drive, Sunnyvale, California 94089. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the other footnotes to this table.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of Shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 27,499,632 Shares outstanding as of June 30, 2014, provided that any additional Shares that a stockholder has the right to acquire within 60 days after June 30, 2014 are deemed to be outstanding for the purpose of calculating that stockholder's percentage beneficial ownership.

(4)
Based on information contained in a Schedule 13G filed by Raging Capital Master Fund, Ltd. ("Raging Master") with the SEC on May 21, 2014. Raging Capital Management, LLC ("Raging Capital") is the Investment Manager of Raging Master. William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital. By virtue of these relationships, each of Raging Capital and William C. Martin may be deemed to beneficially own the shares owned directly by Raging Master.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2014. Includes: 390,514 Shares held by HolyStone Enterprises Co., Ltd., of which Mr. Tang is Chief Executive Officer; and 682,287 Shares held by Koowin Co., Ltd., of which Mr. Tang is a director. Mr. Tang disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014.

(7)
Based on information contained in a Schedule 13G filed with the SEC on January 9, 2014.

(8)
Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2014.

(9)
Includes: 547,500 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014; 13,600 Shares held by Mr. Shu's children; 110,313 Shares held by Mr. Shu's spouse; and 87,659 Shares issuable upon exercise of options held by his spouse that are exercisable within 60 days of June 30, 2014.

(10)
Represents 45,000 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(11)
Represents 40,000 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(12)
Represents 56,000 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(13)
Includes 163,753 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(14)
Includes 123,753 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(15)
Includes 163,750 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(16)
Includes 163,750 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(17)
Includes 211,875 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

(18)
Includes an aggregate of 1,603,040 Shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2014.

        Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to July 9, 2014, except for the following transactions:

  •
  On May 16, 2014, a purchase date pursuant to our Purchase Plan (as defined below), Mr. Lasserre purchased 909 shares of our common stock at a purchase price of $4.62 per share as a participant in the Purchase Plan; and

  •
  On May 16, 2014, a purchase date pursuant to our Purchase Plan, Mr. Ping Wu purchased 909 shares of our common stock at a purchase price of $4.62 per share as a participant in the Purchase Plan.

        Equity Incentive Plans.    The Company maintains the 2007 Equity Incentive Plan (the "2007 Plan") and previously maintained the 2000 Stock Option Plan (the "2000 Plan"), which was terminated in connection with the adoption of the 2007 Plan. The 2000 Plan provided for the grant of stock options and stock purchase rights to employees, consultants and directors of the Company. No future awards may be granted or issued under the 2000 Plan. However, the 2000 Plan continues to govern the terms and conditions of outstanding awards granted thereunder. The 2007 Plan provides for the grant of stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units or other stock-based awards. Employees, consultants and directors are eligible to receive awards under the 2007 Plan. Under the terms of the 2000 Plan, the exercise price of nonstatutory stock options must be at least 85% of the fair market value of a share of our common stock on the date of grant and the exercise price of incentive stock options may not be less than 100% of the fair market value of a share of our common stock on the date of grant. Under the terms of the 2007 Plan, the exercise price of a stock option may not be less than 100% of the fair market value of a share of our common stock on the date of grant, and in the event an employee is deemed to be a 10% owner of our Company or one of our subsidiaries, the exercise price of an incentive stock option may not be less than 110% of the fair market value of a share of our common stock on the date of grant; provided, however, that an option may be granted with an exercise price lower than the minimum exercise price set forth above if such option is granted pursuant to an assumption or substitution for another option. The maximum term of options granted under the 2000 Plan and the 2007 Plan is ten years from the date of grant and options are only exercisable upon vesting. To date, all awards granted under the 2000 Plan and the 2007 Plan have been stock options. Generally, options granted to non-officer employees vest with respect to 25% of the shares subject to such option on each of the first four anniversaries of the optionee's hire date following the effective date of the option grant, while options granted to officers vest in full four years following the anniversary date of the officer's hire date that is closest to the date of grant.

        As of June 30, 2014, an aggregate of 6,911,519 Shares were available for option grants or other awards under the 2007 Plan. We also had an aggregate of 6,172,535 Shares subject to outstanding options under the 2000 Plan and the 2007 Plan, of which options to purchase an aggregate of 4,085,844 shares were vested and exercisable as of that date.

        Employee Stock Purchase Plan.    The Company also maintains the 2007 Employee Stock Purchase Plan (the "Purchase Plan") whereby we can grant stock purchase rights to all eligible employees through a series of sequential offering periods, generally six months in duration beginning in May and November each year. Shares are purchased through employees' payroll deductions at purchase prices equal to 85% of the lesser of the fair market value of our common stock at the beginning of the offering period or at the end of the offering period.

        A total of 500,000 Shares was originally authorized and reserved for sale under the Purchase Plan. The Purchase Plan provides for an automatic annual increase in the number of Shares available for issuance under the plan on April 1 of each year beginning in 2008 and continuing through and including April 1, 2017 equal to the lesser of (i) one percent of the number of issued and outstanding Shares on the immediately preceding March 31, (ii) 250,000 Shares or (iii) a number of Shares as the

Board of Directors may determine. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan. As of June 30, 2014, 1,674,881 Shares were available for issuance under the Purchase Plan.

        Non-Employee Director Compensation.    Annual compensation for each of our non-employee directors is $15,000 per year. In-person attendance at Board of Directors meetings or committee meetings is compensated at $1,500 per meeting. Attendance by telephone at such meetings is compensated at $1,000 per meeting. In addition, each new non-employee director is granted an initial option for 10,000 Shares upon his or her initial election or appointment to our Board of Directors, which option will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. At the first meeting of the Board of Directors following each annual meeting of stockholders, each non-employee director who remains in office immediately following such annual meeting of stockholders is granted an additional option to purchase 2,000 Shares, which will become fully vested and exercisable on August 15th of the following year, subject to the non-employee director's continuous service on our Board of Directors. In addition, each non-employee director is granted an option to purchase (i) an additional 2,000 Shares in any fiscal year in which the non-employee director is serving as the chairman or lead director of the Board of Directors, (ii) an additional 1,000 Shares in any fiscal year for each committee of the Board of Directors on which the non-employee director is then serving other than as chairman of the committee, and (iii) an additional 2,000 Shares in any fiscal year for each committee of the Board of Directors on which the non-employee director is then serving as chairman of the committee. All such options are granted pursuant to the 2007 Plan.

        Employment, Change of Control and Severance Arrangements.    We currently have no employment agreements or severance or change of control arrangements with any of our executive officers.

        Stock Repurchase Program.    Our Board of Directors has authorized us to repurchase Shares at management's discretion. Under the repurchase program, we may repurchase Shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended March 31, 2014, we repurchased 52,050 Shares at an average cost of $6.61 per Share for a total cost of $344,000. Through March 31, 2014, the Company had repurchased a total of 4,066,757 Shares under the repurchase program at an average cost of $4.18 per Share for a total cost of $17.0 million. During the 60 days prior to July 9, 2014, we did not repurchase any Shares under the repurchase program.

        The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.   Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.   Certain United States Federal Income Tax Consequences.

        The following summary describes certain material United States federal income tax consequences of the Offer to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any United States federal income tax liability as a result of the Offer. This summary addresses only Shares held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address special situations including, without limitation, those of financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, "S" corporations, partnerships or other pass-through entities (including entities treated as such for United States federal income tax purposes), United States expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, United States persons that have a functional currency other than the United States dollar, controlled foreign corporations, passive foreign investment companies or persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services.

        This summary does not address all aspects of United States federal income taxation and does not deal with all tax consequences that may be relevant to stockholders in light of their personal circumstances. Furthermore, this summary is based upon the provisions of the Code, the existing and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. This summary does not address any state, local or foreign tax consequences, or any United States federal tax consequences other than United States federal income tax consequences.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of participating in the Offer.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

  Consequences of the Offer to U.S. Holders.

        The following is a summary of the United States federal income tax consequences that will apply to a U.S. Holder of Shares exchanged pursuant to the Offer. For purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares that for United States federal income tax purposes is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        Characterization of the Purchase—Distribution vs. Exchange Treatment.    Our purchase of Shares from a U.S. Holder pursuant to the Offer will generally be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having exchanged its Shares in a taxable transaction or as having received a distribution in respect of such Shares. Our purchase of Shares pursuant to the Offer will be treated as a taxable exchange if a U.S. Holder meets at least one of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

        A U.S. Holder that satisfies any of the Section 302 tests described below will be treated as having exchanged the Shares purchased by us pursuant to the Offer in a taxable transaction and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder's tax basis in such Shares. This capital gain or loss will be long-term if the U.S. Holder held the Shares for more than one year as of the date of our purchase pursuant to the Offer. Long-term capital gain for individual U.S. Holders is currently taxed at a maximum federal income tax rate of 20%. Certain limitations apply to the deductibility of capital losses (including the "wash sale" rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares the U.S. Holder wishes to tender and the order in which different blocks will be purchased in the event that less than all of the U.S. Holder's Shares are tendered.

        If a U.S. Holder does not satisfy any of the Section 302 tests described below, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's Shares, and the U.S. Holder's tax basis in the Shares purchased generally will be added to any Shares retained by such U.S. Holder. Distributions failing to satisfy any of the Section 302 tests will generally be treated as a dividend to the extent of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the U.S. Holder's gross income without reduction for the tax basis of the Shares exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum federal income tax rate for individuals of 20% if certain holding period and other requirements are met. Thus, although the current federal income tax rates for capital gains and ordinary dividend income for individual U.S. Holders are both 20%, if an ordinary dividend is treated as received, the U.S. Holder will not be able to use his or her tax basis to offset the proceeds received. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. Holder's tax basis in its Shares and any remainder will be treated as capital gain from the sale of Shares. A 3.8% Medicare contribution tax is imposed on the "net investment income," which generally includes long-term and short-term capital gains and dividend income, of individuals, estates and trusts whose income exceeds certain threshold amounts.

        To the extent that a corporate U.S. Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations and provided that certain holding period and other requirements are satisfied). In addition, any amount received by a corporate U.S. Holder that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code (generally, if the dividend amount equals or exceeds the greater of 10% of the U.S. Holder's tax basis in its Shares or, if elected, 10% of the fair market value of the Shares). Such treatment could result in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate U.S. Holders should consult their tax advisors as to availability of the dividends received deduction, the application of Section 1059 of the Code to the Offer and to dividend treatment in general in light of their particular circumstances.

        We cannot predict whether any particular U.S. Holder will be subject to exchange or distribution treatment. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that this purchase will satisfy one of the Section 302 tests and be treated as an exchange, rather than as a distribution, for United States federal income tax purposes. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder's Shares must be purchased by us if any such Shares so tendered are purchased.

        Section 302 Tests—Determination of Exchange or Distribution Treatment.    Our purchase of Shares pursuant to the Offer will be treated as an exchange of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the U.S. Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us; or

  •
  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular U.S. Holder, our purchase of Shares pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a U.S. Holder is treated as owning not only Shares actually owned by such U.S. Holder but also Shares actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own Shares owned, directly or indirectly, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest. Moreover, a U.S. Holder may constructively own Shares that such U.S. Holder, or a related individual or entity, has the right to acquire by exercise of an option or warrant. The rules of constructive ownership are complex and must be applied to a particular U.S. Holder's situation by such U.S. Holder's tax advisor.

  •
  Complete Termination.  The purchase of Shares pursuant to the Offer will result in a "complete termination" of a U.S. Holder's equity interest in the Company, if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no Shares. In applying the

    "complete termination" test, a U.S. Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holder complies with the provisions of Section 302(c)(2) of the Code and applicable United States Treasury Regulations. A U.S. Holder wishing to satisfy the "complete termination" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult his or her tax advisor concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire Shares will be treated as the constructive owner of such Shares and therefore will not be eligible for "complete termination" treatment, even if all of such U.S. Holder's actual Shares are sold in the transaction.

  •
  Substantially Disproportionate.  In general, the purchase of a U.S. Holder's Shares pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding Shares that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

  •
  Not Essentially Equivalent to a Dividend.  Our purchase of a U.S. Holder's Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in us, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published ruling, that in the case of a minority stockholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such stockholder in such corporation (from 0.0001118% to 0.0001081%) was sufficient to constitute a "meaningful reduction." U.S. Holders who intend to qualify for exchange treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" should consult their tax advisors to determine the possibility of satisfying this test.

        U.S. Holders also should be aware that it is possible that, depending on the facts and circumstances, an acquisition or disposition of Shares substantially contemporaneous with the Offer may be taken into account in determining whether any of the Section 302 tests is satisfied.

  Consequences of the Offer to Non-U.S. Holders.

        The following is a summary of the United States federal income tax consequences that will apply to a Non-U.S. Holder of Shares exchanged pursuant to the Offer. A "Non-U.S. Holder" is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership or other pass-through entity (including entities treated as such for United States federal income tax purposes).

        The United States federal income tax treatment of our purchase of Shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such Non-U.S. Holder is treated, based on the Non-U.S. Holder's particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of such Non-U.S. Holder's Shares. The appropriate treatment of the purchase of Shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Shares pursuant to the Offer in the case of U.S. Holders (see "Consequences of the Offer to U.S. Holders—Section 302 Tests—Determination of Exchange or Distribution Treatment.").

        A Non-U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having exchanged the Shares purchased by us pursuant to the Offer in a taxable exchange. A Non-U.S. Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a taxable exchange of Shares unless any one or more of the following is true:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such Non-U.S. Holder;

  •
  in the case of an individual Non-U.S. Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  in the case of a Non-U.S. Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a "United States real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "United States real property holding corporation."

        A Non-U.S. Holder described in the first bullet above will be subject to tax on the net gain derived from the exchange under regular graduated United States federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, a foreign corporation Non-U.S. Holder may be subject to the branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. Holder described in the second bullet above will be subject to a flat 30% tax on the gain derived from the exchange of such Shares, net of applicable United States source gains and losses from the sale or exchange of other capital assets incurred during the year. A Non-U.S. Holder that is an individual and eligible for the benefits of a tax treaty between the United States and such Non-U.S. Holder's country of residence will be subject to United States federal income tax on the exchange of Shares in the manner specified by the treaty and generally will only be subject to such tax if the gain on such exchange is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

        If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution of property with respect to the Non-U.S. Holder's Shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of Shares will be determined in the manner described above with respect to U.S. Holders (see "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Exchange Treatment.").

        Withholding For Non-U.S. Holders.    Because, as described above, we cannot predict whether any particular stockholder will be subject to exchange or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us and, accordingly, will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his or her agent. Subject to the discussion below under the heading "FATCA", the withholding described in the preceding sentence will not be required for cash received by a Non-U.S. Holder if (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E (or suitable successor or substitute form). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or suitable successor or substitute form). If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

        Non-U.S. Holders may be subject to income tax on the sale of Shares pursuant to the Offer, even if such Non-U.S. Holders would not be subject to tax if those same Shares were sold on the open market. In addition, Non-U.S. Holders may be subject to a 30% withholding tax on the sale of Shares pursuant to the Offer, even if the transaction is not subject to income tax. Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.

  Information Reporting and Backup Withholding.

        Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate (currently 28%) on the purchase price paid to certain stockholders who are not "exempt recipients" pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain exempt recipients (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable IRS W-8 Form), signed under penalties of perjury, attesting to such Non-U.S. Holder's exempt status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury Regulations.

  FATCA.

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") and the final Treasury Regulations promulgated thereunder on certain types of payments made to "foreign financial institutions" (defined broadly to include, among other entities, banks, certain insurance companies, hedge funds, private equity funds, mutual funds, securitization vehicles or other investment vehicles) and certain other non-U.S. entities (including payments to U.S. Holders who hold Shares through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on Shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends made on or after July 1, 2014. Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of FATCA withholding, the Depositary generally will treat the entire amount received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or its agent, unless such Non-U.S. Holder or its agent provides to the Depositary documentation demonstrating the FATCA withholding is not warranted. If the Depositary withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under "Withholding for Non-U.S. Holders" above. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances and the requisite steps that can be taken and information that can be provided in order to demonstrate FATCA withholding is not warranted.

14.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth in Section 7 have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the aggregate purchase price of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement of the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  we increase or decrease the price range to be paid for Shares or increase or decrease the aggregate purchase price payable for Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the aggregate purchase price of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14;

then in each case the Offer will be extended until the expiration of the period of at least ten business days after such announcement.

        If we increase the aggregate purchase price payable for Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday.

15.   Fees and Expenses.

        We have retained Needham & Company, LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer.

        We have retained MacKenzie Partners, Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 7 of the Letter of Transmittal.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

        You should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal or to which we have referred you in this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. Any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by GSI, the Dealer Manager, the Depositary or the Information Agent.

GSI TECHNOLOGY, INC.

July 9, 2014

        The Letter of Transmittal and certificates for Shares, and any other required documents, should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents to the Depositary by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
Phone: (212) 929-5500
or
(800) 322-2885 (Call Toll Free)
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Needham & Company
Needham & Company, LLC
Corporate Services
445 Park Avenue
New York, New York 10022
Phone: (212) 371-8300
or
(800) 903-3268 (Call Toll Free)

QuickLinks

  Exhibit (a)(1)(i)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
RISKS TO NON-TENDERING STOCKHOLDERS
INTRODUCTION
THE OFFER